EXHIBIT 99.1

NEWS RELEASE Date: January 21, 2003 For Immediate Release	TSX: ORL OTCBB: OLYRF

OLYMPIC’S CONTINUATION INTO THE STATE OF WYOMING

January 21, 2003  — Vancouver, Canada — On January 8, 2003, Olympic Resources Ltd. (the “Company”) filed an Application for Certificate of Registration and Articles of Continuance with the Wyoming Secretary of State, which was recorded by the Wyoming Secretary of State’s Office on the same day. Therefore, as of January 8, 2003, the Company became a U.S. domestic issuer and no longer a company incorporated under the laws of the Province of British Columbia. On January 20, 2003, the Company filed the Certificate from the Wyoming Secretary of State, dated January 8, 2003, which certifies that the Company filed a Certificate of Registration and Articles of Continuance with the Wyoming Secretary of State’s Office, along with a certified true copy of the Articles of Continuance with the Registrar of Companies for the Province of British Columbia as required by section 37(2) of the Company Act (British Columbia). Under the Articles of Continuance, the Company’s Articles of Comtron Enterprises Inc., filed on November 20, 1989 with the Registrar of Companies for the Province of British Columbia, by amendment, now known as Olympic Resources Ltd., were adopted as the Articles of Incorporation of the Company. In addition, the Company is in the process of filing the required documents with the Registrar of Companies for the Province of British Columbia to become an Extra-Provincially registered company in the Province of British Columbia.

Olympic Resources Ltd is an emerging natural gas exploration and production Company with natural gas production from several project locations in California. We operate with the commitment to become a leading independent producer of natural gas for the North American marketplace.

To find out more about Olympic Resources Ltd. (TSX: ORL, OTC: OLYRF), visit our website at www.orlresources.com

OLYMPIC RESOURCES LTD

“Daryl Pollock”

Daryl Pollock,
President

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this News Release. WARNING: The Company relies on litigation protection for “forward looking” statements. Actual results could differ materially from those described in the news release as a result of numerous factors, some of which are outside the control of the Company.